CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of VBI Vaccines Inc. of our report, dated March 20, 2017, with respect to the consolidated statements of operations and comprehensive loss, stockholder’s equity and cash flows for the year ended December 31, 2015, which report is included in its Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

Chartered Professional Accountants

/s/ Smythe LLP

Vancouver, Canada

July 20, 2018